Exhibit T3A.105

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “CBL/PARKDALE MALL GP, LLC”, FILED IN THIS OFFICE ON THE TWENTY-SECOND DAY OF MAY, A.D. 2003, AT 4:14 O’CLOCK P.M.

/s/ Harriet Smith Windsor Harriet Smith Windsor, Secretary of State
3661763 8100 030336386	AUTHENTICATION: 2432753 DATE: 05-22-03

State of Delaware Secretary of State Division of Corporations Delivered 04:14 PM 05/22/2003 FILED 04:14 PM 05/22/2003 SRV 030336386 - 3661763 FILE

CERTIFICATE OF FORMATION

OF

CBL/PARKDALE MALL GP, LLC

1. The name of the limited liability company is:

CBL/Parkdale Mall GP, LLC

2. The address of its registered office in the State of Delaware is:

Corporation Trust Center

1209 Orange Street

Wilmington, New Castle County, Delaware 19801

The name of its registered agent at such address is:

The Corporation Trust Company

3. The latest date on which the limited liability company is to dissolve is December 31, 2053.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of CBL/Parkdale Mall GP, LLC this 22nd day of May, 2003.

By:	/s/ Jeffery V. Curry
Jeffery V. Curry,
Organizer.